SCHEDULE 14A

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant |_|

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                        Stewardship Financial Corporation
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

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

                        Stewardship Financial Corporation
                                630 Godwin Avenue
                       Midland Park, New Jersey 07432-1405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TUESDAY, MAY 13, 2003

To Our Shareholders:

      The Annual Meeting of Shareholders of Stewardship Financial Corporation (the "Corporation") will be held at the main office of the Corporation, 630 Godwin Avenue, Midland Park, New Jersey, on May 13, 2003, at 7:00 P.M. for the following purposes:

            1. To elect the three (3) Directors named in the attached Proxy Statement for three year terms.

            2. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on March 31, 2003, are entitled to notice of, and to vote at, the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is requested that the enclosed proxy be executed and returned to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, in the envelope provided.

                                              By Order of the Board of Directors


                                              Robert J. Turner
                                              Corporate Secretary

April 4, 2003

                        Stewardship Financial Corporation
                                630 Godwin Avenue
                       Midland Park, New Jersey 07432-1405

                         ------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 13, 2003

                         ------------------------------

Solicitation and Voting of Proxies

      This Proxy Statement is being furnished to shareholders of Stewardship Financial Corporation (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders and at any adjournment of the meeting. You are cordially invited to attend the Annual Meeting that will be held at the Corporation's main office at 630 Godwin Avenue, Midland Park, New Jersey, on Tuesday, May 13, 2003 at 7:00 P.M. The 2002 Annual Report to shareholders, including consolidated financial statements for the fiscal year ended December 31, 2002, and a proxy card accompany this Proxy Statement, which is first being mailed to shareholders on or about April 4, 2003.

      Regardless of the number of shares of common stock you own, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope. Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the direction given therein. Where no instructions are indicated, signed proxy cards will be voted "FOR" the election of each of the nominees for Directors named in the Proxy Statement. Should any other matters be properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the meeting to another time, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Other than the matter set forth in the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting.

      A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016. A proxy filed prior to the Annual Meeting may be revoked by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

      The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Proxies may be solicited personally or by mail or telephone by Directors, officers and other employees of the Corporation without additional compensation therefor. The Corporation will also reimburse the reasonable expenses of brokerage firms and other custodians and nominees for sending proxy materials to, and obtaining proxies from, beneficial owners.

Voting Securities

      The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Corporation ("Common Stock") with each share entitling its owner to one vote on each matter properly brought before the Annual Meeting. There is no cumulative voting for the election of Directors.

      The close of business on March 31, 2003, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 1,983,531 shares.

      The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      The proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under New Jersey law and the Corporation's bylaws, Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

                        PROPOSAL -- ELECTION OF DIRECTORS

                              DIRECTOR INFORMATION

      The Corporation's Certificate of Incorporation and its bylaws authorize a minimum of 1 and a maximum of 25 Directors, but leave the exact number to be fixed by resolution of the Board of Directors. The Board has fixed the current number of Directors at 10. The Board has been divided into 3 classes. One class is elected each year to serve a term of 3 years. Directors elected at this Annual Meeting will be elected to serve for a term of 3 years through May, 2006, or until their successors are duly elected and qualified.

      Each nominee has indicated to the Corporation that he will serve if elected. The Corporation has no reason to believe that any of the nominees will be unable to stand for election. Unless authority to vote for any of the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors. If, for any reason, any of the nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors.

      The Board of Directors recommends that you vote FOR the election of the nominees named in this Proxy Statement.

Information With Respect to the Nominees For Terms Expiring in 2006

      The following sets forth the names of the nominees for election for terms expiring in 2006, their ages, a brief description of their business experience, including present occupations, and the year in which each became a Director of the Corporation and Atlantic Stewardship Bank (the "Bank"), a wholly owned subsidiary of the Corporation. No nominee is a director of another corporation registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      Robert J. Turner, age 62, has been a Director of the Corporation since 1997. Mr. Turner has been a Director of the Bank since 1985. From 1966 to 2002, Mr. Turner was the President of The Turner Group, an insurance brokerage company. Mr. Turner is currently retired.

      William J. Vander Eems, age 53, has been a Director of the Corporation since 1997. Mr. Vander Eems has been a Director of the Bank since 1991. Since 1973, Mr. Vander Eems has been the President of William Van Der Eems, Inc., a general contracting company.

      Paul Van Ostenbridge, age 50, has been a Director of the Corporation since 1997 and has served as President and Chief Executive Officer of the Corporation since 1997. Mr. Van Ostenbridge has been a Director of the Bank since 1985 and has served as its President and Chief Executive Officer since 1985.

Information With Respect to the Directors With Terms Expiring in 2005

      The following sets forth the names of the Directors with terms expiring in 2005, their ages, a brief description of their business experience, including present occupations, and the year in which each became a Director of the Corporation and the Bank. None of the following Directors is a director of another corporation registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      William C. Hanse, age 68, has been a Director of the Corporation since 1997. Mr. Hanse has been a Director of the Bank since 1985. Since 1990, Mr. Hanse has been a partner of the law firm Hanse & Hanse.

      Margo Lane, age 52, has been a Director of the Corporation since 1997. Ms. Lane has been a Director of the Bank since 1994. Since 2003, Ms. Lane has been the Sales & Marketing Coordinator of PBI-Dansensor America Inc., a company that sells and services equipment for industrial instrumentation and process control. From 1976 to 2002, Ms. Lane served as the Corporate Communications Manager of Garden State Paper Company, LLC, a newsprint manufacturing company.

      Arie Leegwater, age 69, has been a Director of the Corporation since 1997 and has been Chairman of the Board of Directors since 1997. Mr. Leegwater has been a Director of the Bank since 1985. Since 1988, Mr. Leegwater has been the owner of Arie Leegwater Associates LLC, a general contracting company. Since 2002, Arie Leegwater has been a partner in ARIEANJE LLC, a company engaged in owning and renting real estate.

      John L. Steen, age 65, has been a Director of the Corporation since 1997. Mr. Steen has been a Director of the Bank since 1985. Since 1972, Mr. Steen has been the President of Steen Sales, Inc., a textile company. Since 1972, Mr. Steen has been President of Dutch Valley Throwing Co., a textile company.

Information With Respect to the Directors With Terms Expiring in 2004

      The following sets forth the names of the Directors with terms expiring in 2004, their ages, a brief description of their recent business experience, including present occupations, and the year in which each became a Director of the Corporation and the Bank. None of the following Directors is a director of another corporation registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      William Almroth, age 72, has been a Director of the Corporation since 1997. Mr. Almroth has been a Director of the Bank since 1993. From 1984 to 1995, Mr. Almroth served as Senior Vice President of Sony Music Corporation. Mr. Almroth is currently retired.

      Harold Dyer, age 75, has been a Director of the Corporation since 1997. Mr. Dyer has been a Director of the Bank since 1985. From 1957 to 1981, Mr. Dyer was President of White Laundry, Inc., a laundry service company. Mr. Dyer is currently retired.

      Abe Van Wingerden, age 66, has been a Director of the Corporation and the Bank since 2001. Since 1985, Mr. Van Wingerden has been the President of Abe Van Wingerden Company, Inc. T/A Van Wingerden Farms, a retailer of garden equipment and supplies.

Board and Committee Meetings

      The Board of Directors of the Corporation held 14 meetings during 2002. The Board of Directors holds regularly scheduled meetings each month and special meetings as circumstances require. All of the Directors of the Corporation attended at least 75% of the total number of Board meetings held during 2002. In addition, each Director who is a member of a committee of the Board of Directors attended at least 75% of the meetings for each committee of which he is a member. Each Director of the Corporation is also a Director of the Bank.

      Report of the Audit Committee

      The Corporation and the Bank have a standing Audit Committee of the Board of Directors. The Audit Committee met 5 times during 2002. In 2002, the Audit Committee consisted of Directors Dyer (Chairman), Almroth, Hanse, Steen and Turner. Arie Leegwater was also a member of the Audit Committee until his resignation in November of 2002. Mr. Leegwater received certain payments in the aggregate amount of approximately $10,000 during the fiscal year ended December 31, 2002, from the Bank for contracting services he provided. Mr. Leegwater resigned from the Audit Committee because he believed that under future rules and regulations of the SEC or of an exchange where the common stock of the Corporation would be traded, he would not be considered independent as a result of receipt of the payments, and therefore would be prohibited from being a member of the Audit Committee.

      The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Board has adopted a written charter setting out the audit related functions that the Audit Committee is to perform. The audit functions of the Audit Committee are to: (i) monitor the integrity of the Corporation's financial reporting process and systems of internal controls; (ii) monitor the independence and performance of the Corporation's independent external audit and internal audit functions; (iii) provide avenues of communication among the independent auditor, management, internal auditors and the Board of Directors; and (iv) encourage the adherence to, and continuous improvement of, the Corporation's policies, procedures and practices at all levels. We also review and evaluate the recommendations of the independent certified public accountant, receive all reports of examination of the Corporation and the Bank by appropriate regulatory agencies, analyze such regulatory reports, and inform the Board of the results of our analysis of the regulatory reports. In addition, we receive reports directly from the Corporation's internal auditors and recommend any action to be taken in connection therewith.

      We meet with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee. We also meet with management periodically to consider the adequacy of the Corporation's internal controls and the objectivity of its financial reporting. We discuss these matters with the independent auditors, internal auditors and appropriate financial personnel of the Corporation.

      We recommend to the Board the appointment of the independent auditors and periodically review their performance and independence from management.

      The Directors who serve on the committee are all "independent" for the purposes of Rule 4200(a)(14) of the NASD's listing standards. That is, the Board of Directors has determined that none of us has a relationship with the Corporation and the Bank that may interfere with our independence from the Corporation and its management.

      Management has primary responsibility for the Corporation's financial statements and the overall reporting process, including the Corporation's system of internal controls.

      The independent auditors audit the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

      This year, we reviewed the Corporation's audited financial statements and met with both management and KPMG LLP, the Corporation's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Corporation. We also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Based on these reviews and discussions, we recommended to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

                              Submitted by:
                              Harold Dyer, Chairman
                              William M. Almroth
                              William C. Hanse
                              John L. Steen
                              Robert J. Turner
                              Audit Committee, Stewardship Financial Corporation

      Nominating Committee The Corporation also maintains a Nominating Committee. The Nominating Committee makes nominations for candidates to serve on the Corporation's Board of Directors. In 2002, the Nominating Committee consisted of Directors Dyer (Chairman) and Van Wingerden. The Nominating Committee met twice during 2002. The Nominating Committee does not have procedures in place to consider nominees by shareholders.

      Personnel Committee The Bank maintains a Personnel Committee which sets the compensation for the executive officers of the Corporation and the Bank. In 2002, the Personnel Committee consisted of Directors Almroth (Chairman), Lane, Leegwater, Turner and Van Ostenbridge. The Personnel Committee met 4 times during 2002. Messrs. Almroth, Leegwater, Turner and Ms. Lane are not employees of the Corporation or of the Bank.

      Stock Compensation Committee The Corporation maintains a Stock Compensation Committee. During 2002, the Stock Compensation Committee consisted of Directors Almroth (Chairman), Lane and Vander Eems. The Stock Compensation Committee met 1 time during 2002. The Stock Committee recommends the issuance of stock options in accordance with the 1995 Employee Stock Option Plan and stock bonuses in accordance with the Stock Bonus Plan.

      Personnel Committee and Stock Option Committee Interlocks and Insider Participation

      Mr. Van Ostenbridge is a member of the Bank's Personnel Committee and is the Chief Executive Officer and President of the Corporation and the Bank; however, he is excluded from all discussions regarding any compensation matter related directly to him. During 2002, no executive officer of the Corporation
(i) served as a member of the compensation committee of another entity, one of whose executive officers served on the Bank's Personnel Committee or Corporation's Stock Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on the Bank's Personnel Committee or Corporation's Stock Compensation Committee, or (iii) was a member of the compensation committee of another entity one of whose executive officers served as a Director of the Corporation.

Compensation of Directors

      Directors' Fees Directors of the Corporation and the Bank, other than full time employees of the Corporation and the Bank, receive fees of $975 per Board meeting attended, with the exception of the Chairman who receives $1,950 per meeting attended. Directors of the Corporation and the Bank, other than full time employees of the Corporation and the Bank, also receive a fee of $200 per committee meeting attended.

      Stock Option Plan for Non-Employee Directors The Corporation maintained the Stewardship Financial Corporation 1995 Stock Option Plan for Non-Employee Directors (the "1995 Non-Employee Plan"). The maximum number of shares of Common Stock subject to stock options granted under the 1995 Non-Employee Plan was 82,047, as adjusted for stock splits and stock dividends. As of September 30, 2002, all of the stock options were granted and all options were exercised. The Corporation maintains the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors (the "2001 Non-Employee Plan"). The maximum number of shares of Common Stock subject to stock options granted under the 2001 Non-Employee Plan is 66,150 as adjusted for stock dividends. As of March 6, 2003, 49,612 of the stock options have been granted, of which 1,102 options have been exercised. The purchase price of the shares of Common Stock subject to options under the 2001 Non-Employee Plan is 100 percent of the fair market value on the date such option is granted. The plan expires on May 9, 2011.

                               EXECUTIVE OFFICERS

      Our executive officers are as follows:

            Name                Age                   Position
            ----                ---                   --------
Paul Van Ostenbridge            50       President and Chief Executive Officer
Julie E. Holland                43       Vice President and Treasurer
Timothy G. Madden               53       Vice President

      Officers are not appointed for fixed terms. Biographical information for our current officers who are not also Directors follows.

      Julie E. Holland, age 43, has been Vice President and Treasurer of the Corporation since 1997. Ms. Holland joined the Bank in 1994 and has been Vice President and Treasurer of the Bank since 1997.

      Timothy G. Madden, age 53, has served as Vice President of the Corporation since 2002. Mr. Madden joined the Bank in 2001 and has served as its Vice President since 2001. From 1989 until 2001, Mr. Madden served as the Vice President of Private Banking at Summit Bank. Mr. Madden has 30 years experience in credit, sales and management in the commercial banking field.

Compensation of Executive Officers

      Personnel Committee Report on Executive Compensation. The Bank maintains a Personnel Committee, which oversees executive compensation issues. The compensation payable to the Bank's executive officers is determined by the Board of Directors of the Bank upon recommendation of the Personnel Committee, without the participation of Mr. Van Ostenbridge on any compensation matter related directly to him.

      Executive Compensation Policy. The Bank's policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of the Bank, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive's performance. "Fair and adequate compensation" is established after careful review of: (i) the Bank's earnings; (ii) the Bank's performance as compared to other companies of similar size and market area; and (iii) a comparison of what the market demands for compensation of similarly situated and experienced executives.

      Total compensation takes into consideration a mix of base salary, bonus, perquisites and stock options. The particular mix is established in order to competitively attract competent professionals, retain those professionals and reward extraordinary achievement. The Board of Directors also considers net income for the year and earnings per share of the Corporation and the Bank before finalizing officer increases for the coming year.

      Based upon its current levels of compensation, the Bank is not affected by the provisions of the Internal Revenue Code that limit the deductibility to a corporation of compensation in excess of $1,000,000 paid to any of its top five executives. Thus, the Bank has no policy regarding that subject.

      Base Salary. The Board of Directors of the Bank bears the responsibility for establishing base salary. Salary is minimum compensation for any particular position and is not tied to any performance formula or standard. However, that is not to say that poor performance will not result in termination. Acceptable performance is expected of all executive officers as a minimum standard. To establish salary, the following criteria are used: (i) position description;
(ii) director responsibility assumed; (iii) comparative studies of peer group compensation (special weight is given to local factors as opposed to national averages); (iv) earnings performance of the Bank resulting in availability of funds; and (v) competitive level of salary to be maintained to attract and retain qualified and experienced executives.

      Stock Options. Recommendations for stock option awards are made by the Personnel Committee to the Stock Compensation Committee, which then makes recommendations to the entire Board of Directors for final action. The Personnel Committee meets to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

      The Personnel Committee makes awards based upon the following criteria:
(i) position of the officer or employee in the Bank; (ii) the benefit that the Bank has derived as a result of the efforts of the award candidate under consideration; and (iii) the Bank's desire to encourage long term employment of the award candidate.

      Perquisites, such as Corporation and Bank automobiles and their related expenses and auxiliary insurance benefits, which the Board of Directors of the Bank may approve from time to time, are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.

      Compensation of CEO. Paul Van Ostenbridge is President and Chief Executive Officer of the Corporation and the Bank. Mr. Van Ostenbridge has held his respective positions at the Corporation and the Bank since the inception of both companies. The Corporation and the Bank have continued to make progress toward their goals during Mr. Van Ostenbridge's tenure as President and Chief Executive Officer. In 2002, Mr. Van Ostenbridge's total annual salary compensation increased 3.99% above his total annual salary compensation in 2001. The Board of Directors determined that this increase represents fair compensation in view of Mr. Van Ostenbridge's level of personal performance in 2002, the results achieved by the Corporation and the Bank, and the compensation levels of other executives in the banking industry.

                                              Members of the Personnel Committee

                                              William Almroth (Chairman)
                                              Margo Lane
                                              Arie Leegwater
                                              Robert J. Turner
                                              Paul Van Ostenbridge

Summary Compensation Table

      The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to the President and Chief Executive Officer of the Corporation and any other executive officer whose individual remuneration exceeded $100,000.

                                                                                        Long Term
                                                                                      Compensation
                                                       Annual Compensation                Awards
                                                       -------------------            ------------

                                                                                       Securities
       Name &                                                                           Underlying          All Other
Principal Position                  Year          Salary ($)        Bonus ($)(1)      Options/SARs (#)      Compensation
Paul Van Ostenbridge                2002            182,500            34,335                  0              28,231
President and Chief                 2001            175,500            28,843                  0              27,045
Executive Officer (2)               2000            168,500            25,350              2,205              26,668

Timothy G .Madden                   2002            110,250            14,740                  0               5,295
Vice President and Sr               2001            105,000                 0                  0                   0
Commercial Loan Manager (3)

Julie E. Holland                    2002             82,300            10,988                  0              11,960
Vice President and                  2001             79,300             9,369                  0              11,582
Treasurer (4)                       2000             76,300             7,990                551              12,036

----------
      (1) Includes bonuses earned through the Executive Compensation Plan and accrued during 2002, 2001 and 2000, which were paid in the first quarter of the following calendar years.

      (2) The amounts disclosed as All Other Annual Compensation for Mr. Van Ostenbridge include the imputed value of personal car allowance, Bank matching contributions to its 401(k) Plan, Profit Sharing Plan, group term life insurance and long term disability, and the Bank's portion for medical and vision insurance contributions.

      (3) The amounts disclosed as All Other Annual Compensation for Mr. Madden include the imputed value of Bank matching contributions to its 401(k) Plan, Profit Sharing Plan, group term life insurance and long term disability, and the Bank's portion for medical and vision insurance contributions.

      (4) The amounts disclosed as All Other Annual Compensation for Ms. Holland include the imputed value of Bank matching contributions to its 401(k) Plan, Profit Sharing Plan, group term life insurance and long term disability, and the Bank's portion for medical and vision insurance contributions.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

         The following table sets forth information regarding the aggregated option exercises during the fiscal year ended December 31, 2002, and the value of unexercised options held as of December 31, 2002, by each executive officer named in the Summary Compensation Table. The potential value of unexercised in-the-money options is based on the closing per share sales price of the Corporation's common stock of $18.75 on December 31, 2002.

                                                                    Number of Securities               Value of Unexcercised
                              Shares                              Underlying Unexercised                In-the-Money Options
                           Acquired on       Value                Options at December 31,                    December 31,
          Name               Exercise      Realized                      2002 (#)                               2002 ($)
---------------------------------------------------          --------------------------------      --------------------------------
                                                             Exercisable        Unexercisable      Exercisable        Unexercisable
                                                             -----------        -------------      -----------        -------------
Paul Van Ostenbridge           2,126       $16,713               16,959              2,647           $139,098             $9,675

Timothy G. Madden                  0             0                    0                  0                  0                  0

Julie E. Holland                   0             0                5,038                758            $41,532             $3,163

      Employee Stock Option Plan. The Corporation maintains the Stewardship Financial Corporation 1995 Stock Option Plan (the "Employee Plan"). Under the Employee Plan, 86,149 shares of Common Stock have been reserved for issuance. Employees of the Corporation, the Bank, and any subsidiaries which the Corporation may incorporate or acquire are eligible to participate in the Employee Plan. The Personnel Committee manages the Employee Plan and selects participants from the eligible employees. No options granted under the Employee Plan may be exercised more than 10 years after the date of its grant. The purchase price for shares of Common Stock subject to options under the Plan may not be less than 100% of the fair market value on the date such options are granted.

      Employee Stock Purchase Plan. The Corporation maintains the Stewardship Financial Corporation 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, 95,721 shares of Common Stock have been reserved for issuance. Shares acquired under the Purchase Plan may be obtained, at the discretion of the Corporation, from the authorized but unissued shares of Common Stock or from the open market. Employees of the Corporation, the Bank and any subsidiaries which the Corporation may incorporate or acquire who work at least 20 hours per week are eligible to participate in the Purchase Plan. Shares are purchased for participants through payroll deductions in a maximum amount of 10% of a participant's total compensation per pay period. Eligible employees must notify the Bank of their participation in the Purchase Plan and the amount of payroll deductions that will be applied to purchase shares for them. The funds contributed by each participant are used to purchase shares of Common Stock at 95% of the fair market value.

                  OTHER MATTERS RELATING TO EXECUTIVE OFFICERS
                                  AND DIRECTORS

Certain Relationships

      The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to the Corporation's and the Bank's Directors and executive officers and to corporations, organizations or other entities for which they serve as officers or directors, or in which they have beneficial ownership interests of 10 percent or more. These loans have all been made in the ordinary course of banking business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Ownership of Management and Principal Shareholders

      The following table sets forth information concerning the beneficial ownership of the Corporation's Common Stock as of March 6, 2003, by (i) each person who is known by the Corporation to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each Director and nominee for Director of the Corporation, (iii) each executive officer of the Corporation named in the Summary Compensation Table and (iv) all Directors and executive officers of the Corporation as a group. Other than as set forth in this table, the Corporation is not aware of any individual or group, which holds in excess of five percent (5%) of the outstanding common stock.

                                                                     Number of Shares             Percent
          Name of Beneficial Owner                                 Beneficially Owned(1)          of Class
William Almroth (2)                                                        104,863                 5.28

Harold Dyer (3)                                                             23,730                 1.20

William C. Hanse (4)                                                        46,855                 2.36

Margo Lane (5)                                                              14,941                    *

Arie Leegwater (6)                                                          27,567                 1.39

John L. Steen  (7)                                                          49,479                 2.49

Robert J. Turner (8)                                                        48,215                 2.43

William J. Vander Eems (9)                                                  77,739                 3.92

Paul Van Ostenbridge (10)                                                   27,829                 1.39

Abe Van Wingerden (11)                                                      80,623                 4.07

Julie E. Holland (12)                                                        6,197                    *

Timothy G. Madden                                                            1,356                    *

Directors and Executive Officers
of the Corporation and Bank as a group
(12 persons)                                                               509,394                25.27

----------

      * Indicates less than 1% of the outstanding shares of the Corporation's Common Stock.

      (1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. They also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Corporation's Dividend Reinvestment Plan.

      (2) Includes 62,172 shares held by Mr. Almroth's spouse in her own name and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Almroth disclaims beneficial ownership of the interest held by his spouse.

      (3) Includes 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003.

      (4) Includes 17,374 shares held jointly by Mr. Hanse and his spouse; 4,310 shares held by Mr. Hanse's spouse in her own name; and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Hanse disclaims beneficial ownership of the interest held by his spouse.

      (5) Includes 4,468 shares held jointly by Mrs. Lane and her spouse, 306 shares held by Mrs. Lane's spouse as custodian for their children, and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of her stock options not exerciseable within 60 days of March 6, 2003. Mrs. Lane disclaims beneficial ownership of the interest held by her spouse.

      (6) Includes 6,476 shares held jointly by Mr. Leegwater and his spouse; 8,766 shares held by trusts of which Mr. Leegwater is the trustee; and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Leegwater disclaims beneficial ownership of the interest owned by his spouse.

      (7) Includes 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003.

      (8) Includes 9,988 shares held jointly by Mr. Turner and his spouse, 1,296 shares held by Mr. Turner's spouse in her own name, and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Turner disclaims beneficial ownership of the interest held by his spouse.

      (9) Includes 18,326 shares held by Mr. Vander Eems' spouse in her own name; 5,653 shares held by Mr. Vander Eems as custodian for his children; and 1,102 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 4,410 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Vander Eems disclaims beneficial ownership of the interest held by his spouse.

      (10) Includes 18,243 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 1,363 shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003.

      (11) Includes 69,792 shares held by Mr. Van Wingerden and his spouse, but not the shares potentially available in the future by exercise of his stock options not exerciseable within 60 days of March 6, 2003. Mr. Van Wingerden disclaims beneficial ownership of the interest held by his spouse.

      (12) Includes 5,455 shares purchasable pursuant to stock options exerciseable within 60 days of March 6, 2003, but not the 341 shares potentially available in the future by exercise of her stock options not exercisable within 60 days of March 6, 2003.

                                PERFORMANCE GRAPH

      The Performance Line Graph presents the total return to the Corporation's shareholders for the period December 31, 1997 through December 31, 2002. The Corporation's common stock is compared to the Nasdaq Composite Index and a peer group consisting of ten banks located in the Mid-Atlantic region with total asset size similar to that of the Corporation. The peer group consists of First Washington Financial Corporation, Mid Penn Bancorp Inc., Codorus Valley Bancorp, Peoples Financial Services Corp., Slippery Rock Financial Corp., Eagle Bancorp Inc., Community Bancorp of New Jersey, Carrollton Bancorp, Jefferson Bancorp and Union National Financial Corp. The information in this graph is not necessarily indicative of the Corporation's future performance.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2002, all filing requirements applicable to its officers, Directors and greater than 10% shareholders were timely met.

                              INDEPENDENT AUDITORS

      The Audit Committee of the Board of Directors of the Corporation and the Bank has recommended to such Boards that they retain the firm of KPMG LLP to act as independent public accountants for the Corporation and the Bank for the fiscal year ending 2003. KPMG LLP has acted as the Corporation's and the Bank's independent public accountants for the fiscal years ended December 31, 1996 through 2002.

      KPMG LLP has advised the Corporation that one or more of its representatives will be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

      The aggregate fees billed for professional services by KPMG LLP in connection with the audit of the financial statements for the fiscal year ended 2002, and the reviews of the financial statements for each of the first three fiscal quarters in 2002, were approximately $63,030.

Financial Information Systems Design and Implementation Fees

      There were no fees billed for professional services by KPMG LLP in connection with professional services involving financial information systems design and implementation.

All Other Fees

      In addition to fees billed for audit services and the interim reviews of the financial statements for the fiscal year ended 2002, KPMG LLP billed the Corporation $22,500 for tax compliance services.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

                          ANNUAL REPORT ON FORM 10-KSB

      The Corporation will furnish without charge its annual report on Form 10-KSB upon receipt of your written request therefor. Requests should be sent to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

                              SHAREHOLDER PROPOSALS

      Shareholders who wish to present proposals to be included in the Corporation's 2004 proxy materials must submit such proposals to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432 by December 6, 2003. For any proposal that is not submitted for inclusion in next year's proxy materials, but is instead sought to be presented directly at the 2004 Annual Meeting, SEC rules permit the Corporation to exercise discretionary voting authority to the extent conferred by proxy if the Corporation: (1) receives notice of the proposal before February 18, 2004 and advises shareholders in the 2004 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) does not receive notice of the proposal before February 18, 2004. Notices of intention to present proposals at the 2004 Annual Meeting should be submitted to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

                                  OTHER MATTERS

      The Board of Directors is not aware of any other matters which may come before the Annual Meeting; however, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.